Contacts:
Media                                            Investors
Lori Murray                                      Peter Dworkin
650.638.6130                                     650.554.2479
murrayla@appliedbiosystems.com                   dworkipg@appliedbiosystems.com


              APPLIED BIOSYSTEMS REPORTS FIRST QUARTER FISCAL 2002
                         EARNINGS PER SHARE OF 15 CENTS

FOSTER CITY, CA, October 24, 2001 - Applied Biosystems Group (NYSE: ABI), an Applera Corporation business, today reported that earnings per share in the first quarter of fiscal 2002, ended September 30, 2001, decreased 21 percent to $0.15 per diluted share from $0.19 per diluted share in the first quarter of fiscal 2001, excluding a gain of $0.03 per diluted share from the sale of investments in the prior year. All per share amounts refer to per share of Applera Corporation-Applied Biosystems Group Common Stock.

Net income decreased 34 percent in the first quarter of fiscal 2001 to $32.2 million from $49.1 million in the comparable period last year, and decreased 22 percent excluding a $12 million pretax gain on the sale of investments in the prior year. Foreign currency effects reduced pretax income by approximately $3 million, or one cent per diluted share.

Net revenues for the Group for the first quarter were $366.6 million compared to $363.6 million a year ago, a 1 percent increase. Disruptions caused by the September 11 terrorist attacks on the United States caused an estimated $15 million in lost revenues, approximately evenly divided between consumable and instrument revenues. Revenues for the first quarter of fiscal 2001 also reflect an approximately $5 million, or one percent, negative effect of foreign currency.

Revenues from instrument sales in the first quarter of fiscal 2002 decreased 12 percent to $162.3 million from $185.0 million last year. As was the case in the fourth quarter of fiscal 2001, factors contributing to this decline included weakened economic and equity market conditions and the strength in instrument sales in the first quarter a year ago due to many placements of the ABI PRISM(R) 3700 DNA Analyzer. Consumables sales in the first quarter of fiscal 2002 increased 20 percent to $149.2 million from $124.5 million in the same period a year ago, while revenues from other sources, including from service contracts, royalties, licenses, and contract research, rose 2 percent to $55.1 million from $54.1 million in the year-earlier quarter.

Gross margin in the first quarter of fiscal 2002 was 51.1 percent, down from
53.4 percent in the comparable quarter last year. Gross margin was impacted primarily by lower license fee income and by product mix, especially the decline in 3700 shipments. Research, development, and engineering expenditures in the first quarter of fiscal 2002 increased 13 percent to $52.3 million from $46.1 million in the year-earlier quarter, while selling, general and administrative expenses of $91.8 million in the first quarter of fiscal 2002 compared to $90.0 million in the prior year quarter, a 2 percent increase.

"In a difficult economic environment, Applied Biosystems' revenue growth was in line with our expectations after taking into account disruptions from the heinous acts of terrorism committed September 11," said Tony L. White, Chief Executive Officer of Applera. "We continue to be cautious about the short-term environment for Applied Biosystems, and September 11 and its aftermath add a new level of uncertainty for our business as they do for most businesses. Longer term, we remain optimistic about our business prospects once we work through comparisons with last year's unusually strong performance and the transition to new mass spectrometry instruments."

Michael W. Hunkapiller, Ph.D., President, Applied Biosystems, said, "Growth in the first quarter was affected by various factors in addition to the fallout from September 11. These factors include substantial revenue in the first quarter last year from the 3700 DNA Analyzer, higher license fees last year, and higher revenue from Celera Genomics in the same period. Despite the slowdown in capital spending, sales of the ABI PRISM(R) 3100 Genetic Analyzer were up approximately 75 percent in the first quarter compared to last year. Revenues from our high-performance triple-quadrupole mass spectrometers increased approximately 80 percent, led by rapid customer acceptance of the API 4000 mass spectrometer introduced in the spring. Other product areas with revenue growth in excess of 20 percent were real-time PCR (Sequence Detection Systems) for gene expression and genotyping applications, DNA synthesis, forensics and paternity tests, and informatics."

Outlook

Current economic and political uncertainties add risk to the business outlook. The Group's expectations for performance for the full fiscal year 2002 remain unchanged from the outlook given in the Group's July 26, 2001 earnings release. However, we believe we may see softness in the next two quarters relative to the outlook given in the Group's July 26, 2001 earnings release.

Year-to-year sales growth rates for the second and third quarters of fiscal 2002 currently are expected to be in the low to mid single digits, rising to double digits in the fourth fiscal quarter (June 2002) and accelerating in the second half of calendar 2002 toward the Group's annual target of 20 percent top-line growth. For fiscal 2002 overall, we continue to anticipate, as we did on our previous quarterly conference call, sales growth of approximately 7 to 9 percent assuming current currency rates remain unchanged.

We continue to expect diluted earnings per share for fiscal 2002 to be in the range of $0.95 to $1.00. Given recent events, we believe it is likely that diluted earnings per share will be toward the low end of this range. Diluted earnings per share may be flat versus prior year in the second and third quarters and attain substantially higher growth in the fourth quarter as better year-to-year comparisons and a ramp up in sales of newer products should accelerate sales and profit performance. We expect gross margin to be in the range of 50 percent to 52 percent for the balance of fiscal 2002. We anticipate that research and development expenditures will increase, in percentage terms, in the mid teens in fiscal 2002 over prior year levels and will approximate 12 percent of sales in fiscal 2002. Selling, general and administrative expenses are expected to rise somewhat more slowly than revenue during the full fiscal year 2002. Capital spending in fiscal 2002 is anticipated to be approximately $110 million.

The comments in the Outlook Section reflect management's current outlook. The Company does not have any current intention to update this outlook and plans to revisit the Group's outlook only once each quarter when financial results are announced.

Conference Call & Webcast

A conference call with Applera Corporation and Applied Biosystems executives will be held today at 10 a.m. (ET) with investors and media to discuss these results and management's current financial outlook for the Company. Investors, securities analysts, and representatives of the media calling from the U.S. or Canada who would like to participate should dial 800-598-1707 (code "Applera") between 9:45 and 10:00 a.m. International participants should dial (+1) 706-634-4992. This conference call will also be webcast. Interested parties who wish to listen to the webcast should visit either www.applera.com and go to the Investor Relations section of the web site or www.appliedbiosystems.com and go to the In the News section. An audio replay of the conference call will be available later today for 10 days. Callers from the U.S. or Canada should dial 800-642-1687. International callers should dial 706-645-9291. The conference ID number is 1946173.

Management's discussion on the conference call will include new information about the Applied Biosystems validated assay program that is scheduled to be presented tomorrow at the 13th International Genome Sequencing and Analysis
(GSAC) Conference in San Diego.

About Applera Corporation and Applied Biosystems

Applera Corporation comprises two operating groups. The Applied Biosystems Group develops and markets instrument-based systems, reagents, software, and contract services to the life science industry and research community. Customers use these tools to analyze nucleic acids (DNA and RNA), small molecules, and proteins to make scientific discoveries, leading to the development of new pharmaceuticals, and to conduct standardized testing. Applied Biosystems is headquartered in Foster City, CA, and reported sales of $1.6 billion during fiscal 2001. The Celera Genomics Group, an integrated source of genomic and related medical information headquartered in Rockville, MD, is evolving to become a next generation therapeutic discovery business. Celera intends to leverage its industrialized approach to biology to develop platforms for enabling these new discoveries both for its own internal product development and for its customers, including collaboration partners and subscribers. Celera Diagnostics has been established as a joint venture between Applied Biosystems and Celera Genomics. This new venture is focused on discovery, development and commercialization of novel diagnostic tests. Information about Applera Corporation, including reports and other information filed by the company with the Securities and Exchange Commission, is available on the World Wide Web at www.applera.com, or by telephoning 800.762.6923. Information about Applied Biosystems is available on the World Wide Web at www.appliedbiosystems.com.

Certain statements in this press release, including the Outlook section, are forward-looking. These may be identified by the use of forward-looking words or phrases such as "believe," "expect," "intend," "anticipate," "should," "planned," "estimated," and "potential," among others. These forward-looking statements are based on Applera Corporation's current expectations. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements. In order to comply with the terms of the safe harbor, Applera Corporation notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development, and results of Applied Biosystems businesses include but are not limited to (1) rapidly changing technology and dependence on development of new products; (2) sales dependent on customers' capital spending policies and government-sponsored research; (3) claims for patent infringement; (4) significant overseas operations, with attendant exposure to fluctuations in the value of foreign currencies; (5) future growth strategy; (6) electricity shortages and earthquakes; (7) and other factors that might be described from time to time in Applera Corporation's filings with the Securities and Exchange Commission.

Copyright (C) 2001. Applera Corporation. All Rights Reserved. Applied Biosystems, Celera, Celera Diagnostics and Celera Genomics are registered trademarks of Applera Corporation or its subsidiaries in the U.S. and certain other countries.

APPLERA CORPORATION
APPLIED BIOSYSTEMS GROUP
COMBINED STATEMENTS OF OPERATIONS
(Dollar amounts in millions except per share amounts)
(Unaudited)


                                                                         Three months ended
                                                                           September 30,
                                                                    2001                   2000
                                                             --------------------   --------------------
Net revenues                                                  $          366.6       $          363.6
Cost of sales                                                            179.4                  169.6
                                                             --------------------   --------------------
Gross margin                                                             187.2                  194.0
Selling, general and administrative                                       91.8                   90.0
Research, development and engineering                                     52.3                   46.1
                                                             --------------------   --------------------
Operating income                                                          43.1                   57.9
Gain on investments                                                          -                   12.0
Interest income, net                                                       3.3                    4.1
Other expense, net                                                        (1.0)                  (2.9)
                                                             --------------------   --------------------
Income before income taxes                                                45.4                   71.1
Provision for income taxes                                                13.2                   22.0
                                                             --------------------   --------------------
Net income                                                    $           32.2       $           49.1
                                                             ====================   ====================
Net income per share
     Basic                                                    $           0.15       $           0.23
     Diluted                                                  $           0.15       $           0.22
Average common shares outstanding
     Basic                                                         211,363,000            209,127,000
     Diluted                                                       215,213,000            221,173,000


APPLERA CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollar amounts in millions except per share amounts)
(Unaudited)


                                                                            Three months ended
                                                                              September 30,
                                                                        2001                  2000
                                                                --------------------- ---------------------
Net revenues                                                     $            387.8    $            367.4
Cost of sales                                                                 186.5                 169.3
                                                                --------------------- ---------------------
Gross margin                                                                  201.3                 198.1
Selling, general and administrative                                           107.1                 103.0
Research, development and engineering                                          84.5                  77.9
Amortization of goodwill and other intangibles                                  0.5                  11.1
                                                                --------------------- ---------------------
Operating income                                                                9.2                   6.1
Gain on investments                                                                                  12.0
Interest income, net                                                           14.1                  21.5
Other expense, net                                                             (1.7)                 (2.9)
                                                                --------------------- ---------------------
Income  before income taxes                                                    21.6                  36.7
Provision for income taxes                                                      4.6                  12.2
                                                                --------------------- ---------------------
Net income                                                       $             17.0    $             24.5
                                                                ===================== =====================
Applied Biosystems Group
   Net income                                                    $             32.2    $             49.1
       Basic per share                                           $             0.15    $             0.23
       Diluted per share                                         $             0.15    $             0.22

Celera Genomics Group
   Net loss                                                      $            (15.6)   $            (25.7)
       Basic and diluted per share                               $            (0.25)   $            (0.43)
